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CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Amended Registration Statement on Form F-1/A (No. 333-273199) of our report dated July 11, 2023, relating to the financial statements of RanMarine Technology B.V. as of December 31, 2022 and 2021, and for each of the two years in the period ended December 31, 2022, which forms part of this Amended Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
August 1, 2023

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone:972-239-1660/Facsimile: 972-239-1665
Toll Free: 877-853-4195
Web site: turnerstone.com